Exhibit 99.4



                            Strayer Education, Inc.
                             1100 Wilson Boulevard
                           Arlington, Virginia 22209


                                                          November 14, 2002

New Mountain Partners, L.P.
712 Fifth Avenue, 23rd Floor
New York, New York 10019

DB Capital Investors, L.P.
31 West 52nd Street, 26th Floor
New York, New York 10019

Ladies and Gentlemen:

         Reference is made to (1) the Preferred Stock Purchase Agreement, dated as of November 28, 2000 (the "Preferred Stock Purchase Agreement"), by and between Strayer Education, Inc., a Maryland corporation (the "Company"), New Mountain Partners, L.P. ("New Mountain") and DB Capital Investors, L.P. ("DB Capital" and, together with New Mountain, the "Selling Stockholders"), pursuant to which, among other things, the Company issued and sold to the Selling Stockholders an aggregate of 5,769,231 shares of the Company's Series A Convertible Preferred Stock, par value $0.01 per share ("Series A Preferred Stock"); (2) the Shareholders' Agreement, dated as of March 16, 2001 (the "Shareholders' Agreement"), by and between New Mountain and DB Capital; (3) the Registration Rights Agreement, dated May 15, 2001 (the "Registration Rights Agreement"), by and among New Mountain, DB Capital and the Company; and
(4) the Articles Supplementary of the Company, as filed with the State Department of Assessments and Taxation of Maryland on May 15, 2001 (the "Articles Supplementary"), which, among other things, set forth the powers, rights and other terms of the Series A Preferred Stock.

         At the request of the Selling Stockholders, the Company has prepared and filed with the Securities and Exchange Commission a registration statement on Form S-3 (the "Registration Statement") in connection with the registration of 2,300,000 shares of the Company's common stock, par value $.01 per share ("Common Stock"), for resale by the Selling Stockholders. In connection with the offering contemplated by the Registration Statement (including the sale of any shares of Common Stock pursuant to the Over-allotment Option (as defined below), the "Offering"), the Company and the Selling Stockholders intend to enter into an underwriting agreement (the "Underwriting Agreement") with one or more underwriters led by Credit Suisse First Boston Corporation (the "Underwriters"). A form of the Underwriting Agreement has been provided to the parties to this letter agreement.

         The Company and the Selling Stockholders agree as follows:

         1. Number of Shares to be Sold. Notwithstanding anything to the contrary contained in the Shareholders' Agreement or the Registration Rights Agreement, New Mountain shall be permitted to sell in the Offering 1,700,000 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock owned by New Mountain and DB Capital shall be permitted to sell in the Offering 300,000 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock owned by DB Capital. Any or all of the 300,000 shares of Common Stock to be sold in the Offering pursuant to the over-allotment option (the "Over-allotment Option") to be granted to the Underwriters pursuant to the Underwriting Agreement shall be sold by DB Capital.

         2. Board Representation.

         (a) Following completion of the Offering, pursuant to Section 10 of the Articles Supplementary, the number of members of the Board of Directors of the Company that the Selling Stockholders shall be entitled to elect shall be reduced from 50% to 40% of the total members of the Board of Directors.

         (b) In connection therewith, New Mountain and DB Capital hereby acknowledge that effective upon completion of the Offering, Charles Ayres will resign from the Board of Directors of the Company and any committees of the Board of Directors of the Company. Notwithstanding Section 3.1 of the Shareholders' Agreement, New Mountain and DB Capital hereby agree that, following the completion of the Offering, New Mountain, acting alone, shall be entitled to elect all of the members of the Board of Directors of the Company entitled to be elected by the Selling Stockholders pursuant to the Articles Supplementary.

         3. Conversion of Series A Preferred Stock.

         (a) The execution by the Selling Stockholders of the Underwriting Agreement shall (except as provided in Section 3(e) below) constitute written notice (as required by Section 7(b) of the Articles Supplementary) to the Company that New Mountain and DB Capital shall have elected, pursuant to
Section 7(a) of the Articles Supplementary, to convert the Applicable Firm Number (as defined below) of shares of Series A Preferred Stock held by such Selling Stockholder into shares of Common Stock (the "Conversion"). Certificates evidencing the 1,700,000 shares of Common Stock issuable upon such Conversion to New Mountain and the 300,000 shares of Common Stock issuable upon such Conversion to DB Capital shall be issued in the name of, and shall be delivered by the Company to, the respective Selling Stockholders against delivery pursuant to Section 3(f) below of certificate(s) representing the Applicable Firm Number of shares of Series A Preferred Stock, at least one business day prior to the closing (the "First Closing") occurring on the First Closing Date (as defined in the Underwriting Agreement), such delivery to be made at the location of such First Closing. "Applicable Firm Number" means that number of shares of Series A Preferred Stock which, if converted into shares of Common Stock in accordance with Section 7 of the Articles Supplementary (taking into account all accumulated and unpaid dividends thereon in accordance with the Articles Supplementary through the First Closing Date), would result in the issuance upon such Conversion of 1,700,000 shares of Common Stock in the case of New Mountain and 300,000 shares of Common Stock in the case of DB Capital. Any cash in lieu of fractional shares of Common Stock payable upon such Conversion in accordance with the Articles Supplementary shall be paid to New Mountain or DB Capital, as applicable. The Company acknowledges and agrees that certificates number A-23 and A-29 for 1,618,844 shares and 285,678 shares, respectively, of Series A Preferred Stock registered in the name of New Mountain and DB Capital Partners, Inc., respectively, represent, in addition to the 1,618,844 shares and 285,678 shares of Series A Preferred Stock indicated on the face of such certificates, 81,156 shares and 14,322 shares, respectively, of Series A Preferred Stock representing accrued dividends and, accordingly, the Applicable Firm Number of shares of Series A Preferred Stock evidenced by such certificates as of the date hereof and as of the First Closing Date equals 1,700,000 in the case of New Mountain and 300,000 in the case of DB Capital.

         (b) The delivery by the Underwriters to the Company and DB Capital of each notice referred to in Section 3 of the Underwriting Agreement of the exercise of the Over-allotment Option shall (except as provided in Section 3(e) below) constitute a written notice (as required by Section 7(b) of the Articles Supplementary) to the Company that DB Capital shall have elected, pursuant to Section 7(a) of the Articles Supplementary, to convert the Applicable Option Number (as defined below) of shares of Series A Preferred Stock held by DB Capital into the number of shares of Common Stock in respect of which the Over-allotment Option is exercised (the "Option Conversion"). Certificate(s) evidencing such number of shares of Common Stock issuable upon such Option Conversion to DB Capital shall be issued in the name of, and shall be delivered by the Company to, DB Capital against delivery pursuant to
Section 3(f) below of certificate(s) representing the Applicable Option Number of shares of Series A Preferred Stock, at least one business day prior to the closing (the "Option Closing") occurring on the applicable Optional Closing Date (as defined in the Underwriting Agreement), such delivery to be made at the location of such Option Closing. "Applicable Option Number" means that number of shares of Series A Preferred Stock which, if converted into shares of Common Stock in accordance with Section 7 of the Articles Supplementary (taking into account all accumulated and unpaid dividends thereon in accordance with the Articles Supplementary through the applicable Optional Closing Date), would result in the issuance upon such Option Conversion of the number of shares of Common Stock in respect of which the Over-allotment Option is exercised. Any cash in lieu of fractional shares of Common Stock payable upon such Optional Conversion in accordance with the Articles Supplementary shall be paid to DB Capital.

         (c) For purposes of determining the number of shares of Common Stock issuable upon the Conversion and the Option Conversion referred to in Sections 3(a) and 3(b) above and for no other purposes, the parties hereto acknowledge and agree that no credit shall be given for dividends accumulating on or after October 1, 2002 and before January 1, 2003 on the shares of Series A Preferred Stock being converted, unless the First Closing Date occurs on January 1, 2003 (or thereafter), and that full credit shall be given for all dividends accumulating through but excluding October 1, 2002 on the shares of Series A Preferred Stock being converted.

         (d) The Company hereby waives any requirement that the Company receive any additional formal written Conversion Notice (as defined in Section 7(b) of the Articles Supplementary) from the Selling Stockholders with respect to the shares of Series A Preferred Stock to be converted into shares of Common Stock as contemplated by paragraphs (a) and (b) above.

         (e) In accordance with the Articles Supplementary, the Conversion Date (as defined in Section 7(b) of the Articles Supplementary) with respect to the Applicable Firm Number of shares of Series A Preferred Stock and the Applicable Option Number of shares of Series A Preferred Stock shall be the date of the notice provided pursuant to paragraphs (a) and (b) above, as applicable; provided, however, that the Conversion and the Option Conversion shall occur if and only if the First Closing and the Option Closing, respectively, occur; and provided, further, that if the First Closing does not occur by December 31, 2002, no notice of conversion by the Selling Stockholders shall be deemed to have been given to the Company and no conversion of such shares of Series A Preferred Stock shall occur or be deemed to have occurred by reason of this letter agreement, and in which case, the Company shall return the certificates evidencing the shares of Series A Preferred Stock referred to in Section 3(f) below to New Mountain and DB Capital, as applicable, not later than the earlier of the date of termination of the Underwriting Agreement or December 31, 2002.

         (f) At least one business day prior to the First Closing, each of New Mountain and DB Capital shall surrender to the Company at the location of the First Closing certificate(s) evidencing at least their respective Applicable Firm Number of shares of Series A Preferred Stock, duly endorsed and free and clear of all liens and encumbrances (other than encumbrances that, pursuant to Section 4 below, shall cease upon the sale of the shares of Common Stock in the Offering), as provided in Section 7(b) of the Articles Supplementary. At least one business day prior to each Option Closing, DB Capital shall surrender to the Company at the location of the Option Closing certificate(s) evidencing at least the Applicable Option Number of shares of Series A Preferred Stock, duly endorsed and free and clear of all liens and encumbrances (other than encumbrances that, pursuant to Section 4 below, shall cease upon the sale of the shares of Common Stock in the Offering), as provided in Section 7(b) of the Article Supplementary.

         (g) If any of the certificates evidencing the shares of Series A Preferred Stock surrendered in accordance with paragraph (f) above evidence a number of shares of Series A Preferred Stock greater than the Applicable Firm Number or the Applicable Option Number being converted, the Company shall issue and deliver to the applicable Selling Stockholder at the First Closing and/or the Option Closing a certificate or certificates evidencing the number of shares of Series A Preferred Stock evidenced by such surrendered certificates that shall not have been converted into shares of Common Stock.

         4. Consent to Transfers. To the extent, if any, that the consent of either Selling Stockholder to the conversion of shares of Series A Preferred Stock as contemplated by Section 3 hereof and/or the sale in the Offering of the shares of Common Stock issuable upon such conversion is required under the Company's articles of incorporation or bylaws, Maryland law, the Preferred Stock Purchase Agreement, the Shareholders' Agreement or otherwise, each of the Selling Stockholders hereby grants its consent to such conversion and subsequent sale.

         5. Applicable Law; Amendments; Counterparts; Signatory Authority.

         (a) The laws of the State of New York shall govern the interpretation, validity and performance of the terms of this letter agreement, without regard to the application of principles of conflicts of law.

         (b) This letter agreement may not be amended or modified except by a writing executed by all of the parties hereto, except that the terms and provisions of the last sentence of Section 2(b) hereof may be amended without the consent of the Company after the 30th day following the First Closing Date; consent of the Company to any amendment or modification prior to such date shall not be unreasonably withheld.

         (c) This letter agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same letter agreement.

         (d) New Mountain hereby represents and warrants that Steven B. Klinsky, the sole Member of New Mountain GP, LLC, which is the general partner of New Mountain Investments, L.P., which is the general partner of New Mountain, is duly authorized to sign all stock powers and/or stock certificates on behalf of New Mountain to effect the sale to the Underwriters of the shares of Common Stock in connection with the Offering, and New Mountain hereby agrees to indemnify and hold harmless the Company from and against any loss arising out of any breach of this representation and warranty. DB Capital hereby represents and warrants that Charles Ayres, a Managing Director of DB Capital Partners, Inc., which is the general partner of DB Capital Partners, L.P., which is the general partner of DB Capital, is duly authorized to sign all stock powers and/or stock certificates on behalf of DB Capital to effect the sale to the Underwriters of the shares of Common Stock in connection with the Offering, and DB Capital hereby agrees to indemnify and hold harmless the Company from and against any loss arising out of any breach of this representation and warranty.

         6. Indemnification. The parties hereto acknowledge and agree that the indemnification and contribution provisions contained in Section 6 of the Registration Rights Agreement apply to the Offering.

         7. Termination. This letter agreement shall terminate, shall be deemed to be void ab initio and shall be of no further force or effect (a) on the date of termination of the Underwriting Agreement or (b) if the First Closing Date does not occur on or prior to December 31, 2002.

                                               Very truly yours,

                                               STRAYER EDUCATION, INC.

                                               By:  /s/ Steven A. McArthur
                                                  -----------------------------
                                                  Name:  Steven A. McArthur
                                                  Title: Senior Vice President
                                                         and General Counsel


Confirmed and agreed as of the
date first written above:

NEW MOUNTAIN PARTNERS, L.P.

By: New Mountain Investments, L.P., its general partner
By: New Mountain GP, LLC, its general partner

By: /s/ Steven B. Klinsky
    -----------------------------------
    Name:  Steven B. Klinsky
    Title: Member


DB CAPITAL INVESTORS, L.P.

By:  DB Capital Partners, L.P., its general partner
By:  DB Capital Partners, Inc., its general partner

By:  /s/ Charles Ayres
    -----------------------------------
     Name:  Charles Ayres
     Title: Managing Director